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                  LIBERTY ALL-STAR EQUITY FUND, VARIABLE SERIES
                              ONE FINANCIAL CENTER
                        BOSTON, MASSACHUSETTS 02111-2621

                         INFORMATION STATEMENT REGARDING
                          CHANGE OF A PORTFOLIO MANAGER

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                  This Information Statement is being mailed to
                   shareholders on or about January 12, 2004.


BACKGROUND

         Liberty All-Star Equity Fund, Variable Series (the "Fund") is one of the eleven funds of Liberty Variable Investment Trust (the "Trust") that serve as funding vehicles for variable annuity contracts and variable life insurance products offered by separate accounts of participating insurance companies. The principal underwriter of the Fund is Columbia Funds Distributor, Inc. ("CFD"). CFD is an affiliate of Columbia Management Advisors, Inc. ("CMA"), the Fund's investment advisor and administrator. CFD is located at One Financial Center, Boston, Massachusetts 02111. CMA is located at 100 Federal Street, Boston, Massachusetts 02110.

         The Fund is a "multi-managed" fund that allocates its portfolio assets among a number of independent investment management organizations ("Portfolio Managers") - currently five in number - recommended by the Fund's sub-advisor, Liberty Asset Management Company ("LAMCO"), located at 100 Federal Street, Boston, Massachusetts 02110. Each Portfolio Manager employs a different investment style. From time to time LAMCO rebalances the Fund's portfolio assets among the Portfolio Managers in order to maintain an approximately equal allocation of portfolio assets among them throughout all market cycles.

         LAMCO continuously monitors and evaluates the Portfolio Managers on a quantitative and qualitative basis. The evaluation process focuses on, but is not limited to, the firm's philosophy, investment process, people and performance. Occasionally, LAMCO will decide to replace a Portfolio Manager based on such factors as actual or expected changes in the firm's fundamental investment philosophy or process, changes in the ownership and/or organizational structure of the firm, departures of key investment personnel, periods of poor performance versus relevant benchmarks and peers, and strategic opportunities. LAMCO's decision may be based on a series of changes over time rather than a single event at the firm. After giving careful consideration to the above-mentioned factors, LAMCO deemed it appropriate to replace Oppenheimer Capital LLC ("Oppenheimer Capital"). On October 8, 2003, LAMCO recommended to the Trustees of the Trust replacing Oppenheimer Capital with Pzena Investment Management, LLC ("Pzena"). In making the recommendation, LAMCO considered a number of factors, including the strength of Pzena's management team. In selecting a replacement for Oppenheimer Capital, LAMCO first analyzed information regarding the personnel, investment process and performance of a large number of investment management firms. LAMCO believes that Pzena has a strong, stable investment staff, follows a consistent, disciplined investment process, and has had strong relative performance (although past performance is no guarantee of

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future results). LAMCO then analyzed the candidates in terms of their historic returns, volatility and portfolio characteristics (including market capitalizations, price/earnings ratios (measuring the relative growth or value orientation) and exposures to various market sectors) when combined with those of the Fund's four other Portfolio Managers. LAMCO believes that Pzena's value investing approach should complement the investment styles of the Fund's four other Portfolio Managers. In making its determination, the Fund's Board of Trustees has relied upon and given approximately equal consideration to each of the factors presented to it by LAMCO. Based on the foregoing, LAMCO recommended, and the Board of Trustees on October 8, 2003, approved, the termination of the Fund's portfolio management agreement with Oppenheimer Capital and its replacement with a portfolio management agreement with Pzena, effective October 15, 2003.

         Under an exemptive order issued by the Securities and Exchange Commission ("SEC") on May 5, 1998, the Fund may enter into a portfolio management agreement with a new Portfolio Manager without a vote of shareholders of the Fund, provided that holders of variable annuity contracts or variable life insurance products funded in whole or in part with shares of the Fund are furnished information about the new Portfolio Manager and its portfolio management agreement within 90 days of the effective date of the Portfolio Manager change. This Information Statement is being furnished in connection with the replacement of Oppenheimer Capital with Pzena as a Portfolio Manager of the Fund, as recommended by LAMCO and approved by the Board of Trustees of the Trust on October 8, 2003.

         Reasons for a portfolio management change can include a change or deviation in the fundamental investment philosophy or process of the firm; a major change in the ownership and/or organizational structure of the firm; a departure of key investment professionals and/or a period of poor performance versus relevant benchmarks.

INFORMATION ABOUT PZENA

         Pzena is located at 120 West 45th Street, 34th Floor, New York, New York 10036. Established in 1995, Pzena is an investment advisor to high net worth individuals, pension plans, foundations, endowments, mutual funds and other institutional accounts. As of December 31, 2003, the majority of Pzena was owned by the firm's five managing principals: Richard S. Pzena (President and Chief Executive Officer), John P. Goetz (Managing Principal, Research), Bill Lipsey (Managing Principal, Marketing and Client Services), Amy Jones (Managing Principal, Operations and Administration) and Rama Krishna (Managing Principal, Large Cap Value). In addition, eight additional employees owned interests in the firm as of January 1, 2004. Mr. Pzena has ownership interests in excess of 25% and is therefore deemed a control person of Pzena. As of December 31, 2003, Pzena had approximately $5.79 billion in assets under management.

The following is the sole manager and principal executive officer of Pzena:

Name                                  Title and Principal Occupation

Richard S. Pzena                      Founder, President and Chief Executive
                                      Officer


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The following individuals are members of the executive committee of Pzena:

Name                                  Title and Principal Occupation

Richard S. Pzena                      Founder, President and Chief Executive
                                      Officer

John P. Goetz                         Managing Principal, Head of Research


William L. Lipsey                     Managing Principal, Head of Marketing and
                                      Client Services

Amelia C. Jones                       Managing Principal, Head of Operations and
                                      Administration

A. Rama Krishna                       Managing Principal, Large Cap
                                      Value Portfolio Manager

         The address for each of the individuals in the tables above is 120 West 45th Street, 34th Floor, New York, New York 10036.

         Pzena's investment style is designed to identify companies with low ratios of stock price to normalized earnings that have the ability to grow their earnings over time. Normalized earnings is the earnings level that Pzena expects a company to be able to generate within the next five years given its industry position and Pzena's judgment as to management's ability to successfully implement its strategic plans.

         On December 31, 2003, the Trustees and Officers of the Trust owned none of the outstanding shares of Pzena.

         The portfolio management agreement dated October 15, 2003, among the Fund, LAMCO and Pzena is at the same fee rate and is on other terms and conditions substantially identical to those of the portfolio management agreements with the Fund's four other Portfolio Managers and to those of the portfolio management agreement with Oppenheimer Capital.

         Under the Fund's portfolio management agreements (including that with Pzena), each Portfolio Manager has discretionary investment authority (including the selection of brokers and dealers for the execution of the Fund's portfolio transactions) with respect to the portion of the Fund's assets allocated to it by LAMCO, subject to the Fund's investment objective and policies, to the supervision and control of the Trustees, and to instructions from LAMCO. The Portfolio Managers are required to use their best professional judgment in making timely investment decisions for the Fund. The Portfolio Managers, however, will not be liable for actions taken or omitted in good faith and believed to be within the authority conferred by their portfolio management agreements and without willful misfeasance, bad faith or gross negligence.

         The Fund pays CMA a management fee at an annual rate of 0.80% of the average daily net assets of the Fund, from which CMA pays LAMCO a sub-advisory fee of 0.60% per annum of such average daily net assets. LAMCO in turn pays each Portfolio Manager of the Fund, including Pzena, a fee, accrued daily and paid monthly, at the annual rate of 0.30% of the average daily net assets of that portion of the Fund's portfolio assets assigned to that Portfolio Manager. For the Fund's fiscal year ended December 31, 2003, LAMCO paid a portfolio management fee of $17,456 to Oppenheimer Capital. For the Fund's fiscal year ended December 31, 2003, LAMCO paid a portfolio management fee of $5,479 to Pzena.

OTHER FUNDS MANAGED BY PZENA

         In addition to the management services provided by Pzena to the Fund, Pzena also provides management services to one other investment company, the John Hancock Classic Value Fund (the "Hancock Fund"), having investment objectives similar to those of the Fund. The Hancock Fund had total net assets of approximately $296.8 million as of December 31, 2003. Pursuant to the terms of a Sub-Advisory Agreement, John Hancock Advisers LLC, the investment advisor for the Hancock Fund, pays Pzena quarterly, in arrears, after the end of each quarter, a fee equal on an annual basis to the following percentages of the Hancock Fund's average daily net assets:

        Average daily net asset value
        first $500 million                                               0.4250%
        above $500 million to $1 billion                                 0.3825%
        above $1 billion to $1.5 billion                                 0.3400%
        above $1.5 billion to $2 billion                                 0.2975%
        above $2 billion                                                 0.2550%

During the first year of the Sub-Advisory Agreement, John Hancock Advisers LLC has agreed to pay Pzena a minimum fee of $150,000.

SHARE OWNERSHIP OF THE FUND

         All the shares of the Fund are held of record by sub-accounts of separate accounts of participating insurance companies on behalf of the owners of insurance contracts and policies, by CMA or by the general account of Keyport Life Insurance Company ("Keyport"). Under the exemptive order described above, no vote is required to approve the portfolio management agreement with Pzena. When a vote of shareholders of the Fund is required, each participating insurance company will vote the shares held of record by sub-accounts of its separate accounts as to which instructions are received from the insurance contract and policy owners on behalf of whom such shares are held in accordance with such instructions. All such shares as to which no instructions are received (as well as, in the case of Keyport, all shares held by its general account) will be voted in the same proportion as shares as to which instructions are received (with Keyport's general account shares being voted in the proportions determined by instructing owners of Keyport insurance contracts and policies). There is no requirement as to the minimum percentage of shares with respect to which instructions must be received from policy and contract owners. Accordingly, each participating insurance company (including Keyport) disclaims beneficial ownership of the shares of the Fund held of record by the sub-accounts of their respective separate accounts.

         As of December 31, 2003, the following shareholders owned of record 5% or more of one or more of each class of the Fund's then outstanding shares:

Class A

Sun Life Insurance & Annuity Company of New York                        7.57%
P.O. Box 9133
Wellesley Hills, MA 02481-9133

Keyport Life Insurance Company                                         88.88%(*)
P.O. Box 9133
Wellesley Hills, MA 02481-9133


Class B

Sun Life Insurance & Annuity Company of New York                       11.86%
P.O. Box 9133
Wellesley Hills, MA 02481-9133

Keyport Life Insurance Company                                         82.64%(*)
P.O. Box 9133
Wellesley Hills, MA 02481-9133

(*) As of record on December 31, 2003, this participating insurance company owned more than 25% of the then outstanding shares of the Fund and, therefore, may be deemed to "control" the Fund.

PORTFOLIO TRANSACTIONS AND BROKERAGE

         Each of the Fund's Portfolio Managers, including Pzena, has discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for the portion of the Fund's portfolio assets allocated to it, and to select the markets in which such transactions are to be executed. The portfolio management agreements with the Fund provide, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Portfolio Manager is to seek to obtain best net price and execution for the Fund.

         The Portfolio Managers are authorized to cause the Fund to pay a commission to a broker or dealer who provides research products and services to the Portfolio Manager for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Portfolio Managers must determine in good faith, however, that such commission was reasonable in relation to the value of the research products and services provided them, viewed in terms of that particular transaction or in terms of all the client accounts (including the Fund) over which the Portfolio Manager exercises investment discretion. It is possible that certain of the services received by a Portfolio Manager attributable to a particular transaction will primarily benefit one or more other accounts for which investment discretion is exercised by the Portfolio Manager.

         In addition, under their portfolio management agreements with the Fund and LAMCO, the Portfolio Managers, including Pzena, in selecting brokers or dealers to execute portfolio transactions for the Fund, are authorized to consider (and LAMCO may request them to consider) brokers or dealers that provide to LAMCO, directly or through third parties, research products or services such as research reports; subscriptions to financial publications and research compilations; portfolio analyses; economic reports; compilations of securities prices, earnings, dividends and other data; computer hardware and software, quotation equipment and services used for research; and the services of economic or other consultants. The commissions paid on such transactions may exceed the amount of commission another broker would have charged for effecting that transaction. Research products and services made available to LAMCO include performance and other qualitative and quantitative data relating to investment managers in general and the Portfolio Managers in particular; data relating to the historic performance of categories of securities associated with particular investment styles; mutual fund portfolio and performance data; data relating to portfolio manager changes by pension plan fiduciaries; and related computer hardware and software, all of which are used by LAMCO in connection with its selection and monitoring of Portfolio Managers, the assembly of an appropriate mix of investment styles, and the determination of overall portfolio strategies. These research products and services may also be used by LAMCO in connection with its management of the Fund. In instances where LAMCO receives from or through brokers and dealers products or services which are used both for research purposes and for administrative or other non-research purposes, LAMCO makes a good faith effort to determine the relative proportions of such products or services which may be considered as investment research, based primarily on anticipated usage, and pays for the costs attributable to the non-research usage in cash.

         LAMCO from time to time reaches understandings with each of the Fund's Portfolio Managers as to the amount of the Fund's portfolio transactions initiated by such Portfolio Manager that are to be directed to brokers and dealers which provide or make available research products and services to LAMCO and the commissions to be charged to the Fund in connection therewith. These amounts may differ among the Portfolio Managers based on the nature of the market for the types of the securities managed by them and other factors.

         Although the Fund does not permit a Portfolio Manager to act or have a broker-dealer affiliate act as broker for Fund portfolio transactions initiated by it, the Portfolio Managers are permitted to place Fund portfolio transactions initiated by them with another Portfolio Manager or its broker-dealer affiliate for execution on an agency basis, provided the commission does not exceed the usual and customary broker's commission being paid to other brokers for comparable transactions and is otherwise in accordance with the Fund's procedures adopted pursuant to Rule 17e-1 under the Investment Company Act of 1940. During 2003, the Fund had no Fund portfolio transactions placed with a Portfolio Manager or its affiliate.

         On February 15, 2000, the SEC issued the Fund exemptive relief from Sections 10(f), 17(a) and 17(e) and Rule 17e-1 under the Investment Company Act of 1940 to permit (1) broker-dealers which are, or are affiliated with, Portfolio Managers of the Fund to engage in principal transactions with, and provide brokerage services, to portion(s) of the Fund advised by another Portfolio Manager and (2) the Fund to purchase securities either directly from a principal underwriter which is an affiliate of a Portfolio Manager or from an underwriting syndicate of which a principal underwriter is affiliated with a Portfolio Manager of the Fund.

         For the fiscal year ended December 31, 2002, the Fund did not pay brokerage commissions to any affiliated brokers. As of the date of this Information Statement, information relating to brokerage commissions for the fourth quarter of the fiscal year ended December 31, 2003, was not available. For the period beginning January 1, 2003, through September 30, 2003, the Fund paid $145 in brokerage commissions to affiliated brokers, which represented as of September 30, 2003, less than 1% of the aggregate brokerage commissions paid by the Fund during the period.

         FURTHER INFORMATION CONCERNING THE FUND IS CONTAINED IN ITS MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS TO SHAREHOLDERS, WHICH ARE OBTAINABLE FREE OF CHARGE BY WRITING CFD, THE FUND'S DISTRIBUTOR, AT ONE FINANCIAL CENTER, BOSTON, MASSACHUSETTS 02111-2621, OR BY CALLING 1-800-426-3750, OR BY CALLING OR WRITING THE LIFE INSURANCE COMPANY WHICH ISSUED YOUR VARIABLE ANNUITY CONTRACT OR VARIABLE LIFE INSURANCE POLICY.


                                                     Dated:  January 6, 2004